Exhibit 99.1

News Announcement	For Immediate Release

SFX ENTERTAINMENT COMMENTS ON SHARE

PURCHASES BY CHAIRMAN AND CEO

NEW YORK — (October 8, 2014) — SFX Entertainment, Inc. (NASDAQ: SFXE) today provided the following statement regarding recent share purchases by the Company’s Chairman and CEO.

While it is the Company’s policy to not comment on investment opinions and anonymous online posts, SFX’s Chairman and CEO, Robert F.X. Sillerman, today completed the purchase of 575,000 shares of the Company’s common stock in two transactions that had been in negotation prior to the publication of an online post today.  Form 4s detailing these transactions will be filed shortly with the U.S. Securities and Exchange Commission (“SEC”).  In addition, Mr. Sillerman has filed a stock purchase plan under SEC Rule 10b5-1 to purchase up to an additional three million (3,000,000) shares of the Company’s common stock following the release of its third quarter operating results which will occur in mid-November.  The Company will file a Form 8-K shortly reviewing Mr. Sillerman’s stock purchase plan under SEC Rule 10b5-1.

About SFX Entertainment

SFX Entertainment, Inc. (NASDAQ: SFXE) is the largest global producer of live events and digital entertainment content focused exclusively on electronic music culture (EMC) and other world-class festivals.  SFX’s mission is to provide electronic music fans with the best possible live experiences, music discovery, media and digital connectivity.  SFX was borne out of the technology revolution and produces and promotes a growing portfolio of live events that includes leading brands such as Tomorrowland, TomorrowWorld, Mysteryland, Sensation, Stereosonic, Electric Zoo, Disco Donnie Presents, Life in Color, Rock in Rio, Nature One, Mayday, Decibel, Q-Dance and React Presents, as well as the innovative ticketing service Flavorus.

SFX operates Beatport, the principal online resource for EMC DJs and a trusted destination for the growing EMC community to discover and stream music, follow DJs and keep abreast of news, information and events, in addition to offering year-round entertainment to EMC fans around the globe through other digital assets.  Additionally, SFX manages FX1, an internal marketing solutions agency for consumer brands targeting the millennial culture.

Forward Looking Statements

This press release contains forward-looking statements regarding our business strategy and plans, which are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are only predictions and may differ materially from actual results due to a variety of factors including: our ability to integrate the companies we have acquired and plan to acquire in the future; our belief that the EMC community will grow; our ability to increase the number of festivals and events we produce and their attendance; our ability to pay our debts and meet our liquidity needs; competition; our ability to manage growth and geographically-dispersed operations; and our ability to grow our online properties. We refer you to the documents we file from time to time with the U.S. Securities and Exchange Commission, specifically the section titled “Item 1A. Risk Factors” of our most recent Annual Report filed on Form 10-K and Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K, which contain and identify other important factors that could cause actual results to differ materially from those contained in our projections or forward-looking statements.  In addition, any forward-looking statements contained herein are based on assumptions that we believe to be reasonable as of this date. We undertake no obligation to update these statements as a result of new information or future events, except as required by law.

Contact:

SFX Entertainment, Inc.
Richard Rosenstein, 646-561-6400
Chief Financial and Administrative Officer

JCIR
Joseph Jaffoni, 212-835-8500
sfxe@jcir.com

DKC Public Relations
Ed Tagliaferri, 212-981-5182
edmund_tagliaferri@dkcnews.com

# # #